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                    EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), is dated as of August 19, 1996 and is between Merisel, Inc. (the
"Company"), a Delaware corporation (the "Company" or
"Merisel"), and James E. Illson ("Executive").

     The Company and Executive desire to set forth the terms and conditions governing Executive's employment by the Company. Accordingly, Executive and Merisel hereby agree as follows:

     1. Term of Employment. Executive and Merisel agree that Executive shall be employed by Merisel and shall serve in the capacities of Chief Financial Officer and Senior Vice President of the Company, under the terms and conditions of this Agreement commencing as of August __, 1996 and continuing for a three year period (such three year period is referred to herein as the "Employment Term") or until termination of Executive's employment pursuant to this Agreement, and subject to renewal for additional periods as may be mutually agreed by the Company and Executive. The original term and any renewal terms of this Agreement may be sooner terminated as provided herein.

     2. Scope of Duties. Executive shall undertake and assume the responsibility of performing for and on behalf of Merisel those duties as shall be consistent with the positions of Chief Financial Officer and Senior Vice President of the Company. Executive shall report to either the Chairman of the Board, the Chief Executive Officer or the President of the Company, as determined by the Company. Executive covenants and agrees that at all times during the term of this Agreement, he shall devote his substantially full-time and best efforts to the execution of his duties pursuant hereto.

     3. Compensation. As compensation for services rendered pursuant to this Agreement, Merisel shall pay to Executive, in installments customary with Merisel's standard payroll periods, base annual compensation of $225,000 during the Employment Term, provided that the Board of Directors (the "Board') may, in its sole discretion, increase such base annual compensation as merited by the performance of Executive. Merisel shall deduct from all payments paid to Executive under this Agreement any required amount for applicable income tax withholding or any other required taxes or contributions.

     4. Bonus and Additional Benefits. In addition to the compensation to be paid to Executive pursuant to Section 3, Merisel shall pay, reimburse or otherwise confer the following items of benefit to Executive:

     4.1 During the Employment Term, Executive shall be eligible to receive an annual bonus of $125,000 based on the Company's financial performance (the "Bonus Amount"). One


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quarter of the Bonus Amount shall be earned and paid
following each fiscal quarter in which Executive achieves his financial/ performance objectives for that quarter, which financial/ performance objectives shall be determined from time to time by officer to whom Executive reports and Executive. Whether or not such objectives are achieved, one eighth of the Bonus Amount shall be guaranteed to Executive for each of the third and fourth fiscal quarters of 1996.

     4.2  Effective August 19, 1996, the Company granted
Executive a nonqualified stock option (the "Option") to purchase 75,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan. The Option is governed by the Option Agreement issued to Executive.

     4.3 In the event there is a Successful Restructuring (as defined below) of the Company's outstanding indebtedness and as a part of that Successful Restructuring there is a Dilution Event (as defined below), then upon completion of such Successful Restructuring, Company shall pay Executive a bonus of $125,000; provided, however, that in that case of an out-of-court Successful Restructuring one half of such bonus shall be paid when all of the documents evidencing such restructuring are signed by the Company's and its subsidiaries lenders and the remaining half of such bonus shall be paid upon completion of such Successful Restructuring. As used herein, an "out-of-court Successful Restructuring" shall mean a restructuring of the Company's and its subsidiaries' obligations under (a) that certain Revolving Credit Agreement, as amended and restated as of April 12, 1996, among Merisel Americas, Inc. Merisel Europe, Inc. and Merisel, Inc. and the lenders party thereto, (b) those certain Amended and Restated 8.58% Senior Notes issued by Merisel Americas, Inc., (c) those certain 11.28% Subordinated Notes, issued by Merisel Americas, Inc. and
(d) those certain 12 1/2% Senior Notes due 2004, issued by the Company, that involves a restructuring of the maturity dates, interest rates and covenants thereunder in such a manner as to permit the Company to operate outside of the control of its creditors for a period of at least one year and does not contemplate further restructuring of such obligations during such one year period, which "Successful Restructuring" shall be deemed completed upon the completion of such one year period. In addition, if a petition has been filed pursuant to Section 301 or 303 (or any other applicable Section) of the Bankruptcy Code with respect to the Company, confirmation of a plan of reorganization shall be deemed to be the completion of an "in-court Successful Restructuring" under this Agreement. "Dilution Event" shall mean the issuance by the Company in connection with a Successful Restructuring of 3,000,000 or more shares of its Common Stock or of warrants, options or rights containing the right to purchase or subscribe for 3,000,000 or more shares of the Common Stock of the Company or securities convertible into or exchangeable therefor, in each case excluding (a) options issued under the Company's 1991 Employee Stock Option Plan, as the same may be amended, and under the Company's 1992 Stock Option Plan for Nonemployee Directors, as the same may be amended and (b) stock issued upon exercise of options outstanding or issued under the Company's existing stock option plans as the same may be amended from time to time.
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     4.4 Company will reimburse Executive for the cost of
Executive's COBRA payments under Executive's former employer's health insurance plans until Executive is eligible for coverage under Company's health insurance plans. The amount of such reimbursement will be grossed up so that Executive will receive an amount equal to the COBRA payments, after taking into account all applicable taxes.

     4.5 Company shall reimburse Executive for the premium cost of term life insurance coverage, $1 million face value, up to a maximum amount of $2,000 per year.

     4.4 In addition, Executive shall be eligible to participate in all other benefit programs and plans that may
be afforded to senior management of the Company.   Merisel
shall make contributions to such plans and arrangements on behalf of Executive as shall be required or consistent with the terms and conditions of such plans. Such plans and programs may included, by way of example, deferred compensation, group insurance benefits, long-term or permanent disability insurance and major medical coverage. Executive shall be entitled, during the Employment Term, to vacation time with compensation and time off with compensation on account of illness or injury, in accordance with the Company's written policies for employees in effect from time to time.

     5. Termination of Employment.

     5.1 Notice. Executive may resign or Merisel may terminate Executive's employment in either case prior to the expiration of the Employment Term, upon 30 days written notice by Executive or Merisel, as the case may be, to the other party. Upon any such resignation or termination, Merisel shall promptly pay Executive all salary and other compensation, including amounts payable, if any, under
Section 3 and any unused vacation pay, earned by him through the effective date of such termination or resignation.

     5.2 Termination following a Sale. If there is a Covered Termination (as defined below) within one year following a Sale of the Company, then in addition to the amounts due under Section 5.1:

     (a) Company shall make a lump sum payment to Executive within two weeks of the effective date of the Covered Termination equal to (i) one and a half (1.5) times Executive's annual base salary as then in effect plus (ii) one and a half (1.5) times the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the Covered Termination (excluding from such calculation however, any performance bonus that was paid on a guaranteed basis and was not earned as a result of achievement of financial/ performance criteria);

     (b) Company will reimburse Executive for the cost of Executive's COBRA payments under Company's health insurance plans for a period of 18 months following such Covered Termination. The amount of such reimbursement will be
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grossed up so that Executive will receive an amount equal to the COBRA payments, after taking into account all applicable taxes; and

     (c) Any remaining unvested portion of the Option shall vest.

     5.3  Termination by Company.  If  there is a Covered
Termination at any time other than within one year following a Sale of the Company, then in addition to the amounts due under Section 5.1:

     (a) Company shall make a lump sum payment to Executive within two weeks of the effective date of the Covered Termination equal to (i) Executive's annual base salary as then in effect plus (ii) the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the Covered Termination (excluding from such calculation however, any performance bonus that was paid on a guaranteed basis and was not earned as a result of achievement of financial/ performance criteria); and

     (b) Company will reimburse Executive for the cost of Executive's COBRA payments under Company's health insurance plans for a period of 12 months following such Covered Termination. The amount of such reimbursement will be grossed up so that Executive will receive an amount equal to the COBRA payments, after taking into account all applicable taxes.
 .
     5.4 Voluntary Resignation by Executive. In the event that Executive resigns without Good Reason (as defined below) prior to the expiration of the Employment Term, then, at the time the resignation is effective, all benefits and payments provided for hereunder shall terminate, and, without limiting the foregoing, Executive shall not be entitled to any severance payment other than amounts due under Section 5.1.

     5.5 Definitions. (a) A "Sale" of Merisel shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group (collectively, an "Entity") shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Merisel possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Merisel, or (ii) there shall be a sale of all or substantially all of Merisel's assets or Merisel shall merge or consolidate with another corporation and the stockholders of Merisel immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of Merisel before the transaction.

      (b)   "Covered Termination"  shall mean any
termination of the Executive's employment by the Company that occurs prior to completion of the Employment Term other
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than as a result of  (i) Termination for Cause, (ii)
Executive's death or permanent disability, or (iii)
Executive's resignation without Good Reason.

     (c) A resignation by Executive shall be with "Good Reason" if after a Sale of the Company, (A) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the Sale, (B) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location, or (C) a successor to all or substantially all of the business and assets of the Company fails to furnish Executive with the assumption agreement required by Section 8 hereof.

     (d) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive misconduct (misconduct shall mean physical assault, falsification or misrepresentation of facts on company records, fraud, dishonesty, creating or contributing to unsafe working conditions, willful destruction of company property or assets, or harassment of another Associate by Executive); or Executive conviction for or a plea of nolo contendere by Executive to a felony or to any crime involving moral turpitude.

     6. Mitigation. Executive shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, unless the Company in its sole discretion determines that Executive's choice of new employer following a Covered Termination is detrimental to the Company. Executive shall not be entitled to payment hereunder if Executive's employment ceases as a result of Executive's death or permanent disability.

     7.  Executive's Obligations.

     7.1 Executive agrees that during the Employment Term and for the Benefit Period (as defined below), Executive will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc. or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them. As used herein, "Benefit Period" shall mean either the 180 day period following Executive's receipt of payment under
Section 5.3 or the 365 day period following Executive's receipt of payment under Section 5.2.

     7.2 During the term of this Agreement, or if longer, the Benefit Period, Executive will not, on behalf of any business enterprise other than the Company and its
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subsidiaries, solicit the employment of or hire any person
that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1995.

     7.3 Within two weeks of the effective date of a Covered Termination, and prior to receiving any severance compensation from Company in respect of such Covered Termination, whether under this Agreement or otherwise, Executive will execute and deliver to Company a Release and a Confidentiality Agreement, each substantially in the form provided to Executive with this Agreement, with such changes as Company might request.

     7.4 In the event of any breach by Executive of the restrictions contained in this Agreement, Company shall have no further obligation to compensate Executive hereunder and Executive acknowledges that the harm to Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

     8. Assumption Agreement. In the event of a Sale of the Company, the Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.
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     9.  Miscellaneous.  This Agreement shall be binding
upon and inure to the benefit of Company, its successors and assigns and to Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

     WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL, INC.

By:_______________________
Dwight A. Steffensen, Chief Executive Officer


 "EXECUTIVE"

__________________________
James E. Illson

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